Exhibit 10.1

THIRD AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is adopted, executed and agreed to as of this 27th day of May, 2020 (the “Effective Date”), between MRC Global Inc., a Delaware corporation (the “Company”), and Andrew R. Lane (the “Executive”), which are referred to as the parties to this Amendment.

WHEREAS, the parties previously entered into that certain Employment Agreement dated May 16, 2013, the First Amendment to Employment Agreement dated February 18, 2016, and the Second Amendment to Employment Agreement dated October 29, 2019 (including all exhibits and other attachments thereto, the “Employment Agreement”); and

WHEREAS, the parties desire and deem it to be in their respective best interests to amend the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Amendment, and other valid consideration, the sufficiency of which the parties acknowledge, the parties agree to amend the Employment Agreement as follows:

ARTICLE I

AMENDMENTS TO EMPLOYMENT AGREEMENT

The Employment Agreement is amended by:

(1)	Deleting Section 1.1 in its entirety and substituting in its place the following:

“Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case, pursuant to this Agreement, for a period commencing on the Effective Date and ending on the earlier of:

(i)	December 31, 2021 (the “Retirement Date”) and

(ii)	the termination of the Executive’s employment in accordance with Section 3 (the “Term”).

Notwithstanding anything to the contrary in the Agreement, if the Executive’s employment with the Company terminates (other than for death, Disability or Cause) on or before the Retirement Date, then the Executive shall not be entitled to any of the severance benefits described in the following sections of the Agreement:

(x) Section 3.2.(a)(iii),

(y) Section 3.2(a)(iv), and

(z) Section 3.2(c)(iii).

If the Executive’s employment with the Company is terminated without Cause before the Retirement Date or Executive retires on the Retirement Date, then the Executive shall be entitled to:

(A)	the benefits of Section 3.2(a)(i) and (ii),

(B)

in the case of the Company terminating Executive without Cause, a payment of the aggregate salary amounts Executive would have earned between the termination date and the Retirement Date had Executive remained employed during that period; provided, that such payment shall be delayed for six months after termination in accordance with Sections 3.2(d) and 10.12,

(C)

in the case of the Company terminating Executive without Cause or Executive terminates Executive’s employment for Good Reason, in each case, within 24 months following a Change in Control, the benefits that Sections 3.2(c)(i) and (ii) provides, except that the payment in Section 3.2(c)(ii) shall be an amount equal to 18 months of Base Salary and one and one half times the target Annual Bonus then in effect rather than 36 months and three times, respectively, and

(D)

in lieu of the benefits of Section 3.2(a)(iv) or Section 3.2(c)(iii), Executive shall continue to receive medical, dental and vision health insurance benefits equal to the Executive’s current coverage after the date of termination until such time that Executive becomes Medicare eligible (age 65) on the same terms that Executive participated prior to termination, including any employee paid portion of the premium for such insurance.”

(2)	Adding a new Section 2.9 that reads as follows:

“Special Time-Vested Restricted Stock Unit Award.    Subject to and in connection with the Executive’s entry into the Third Amendment to this Agreement, the Company shall grant to Executive 600,000 restricted stock units (“RSUs”) as a retention grant (“Retention Grant”), subject to the form of RSU agreement that the Compensation Committee of the Company’s Board of Directors has previously approved, that will vest on the Retirement Date; provided that notwithstanding any other provision of this Agreement (including Section 2.8) or the RSU agreement for the Retention Grant,

(a)    if Executive terminates his employment with the Company for any reason (other than for death, Disability or Sections 9.4(b) and (c) of the definition of Good Reason) prior to the Retirement Date, the Executive shall forfeit the Retention Grant; and

(b)    if the Company terminates the Executive’s employment with the Company for any reason (other than Cause, death or Disability), prior to the Retirement Date, Executive shall retain the Retention Grant and it will fully vest on the Retirement Date.

(3)	Amending Section 2.1 by replacing “$850,000” with “$900,000”.

(4)    Providing that the target Annual Bonus described in Section 2.2 shall be 100% of the Executive’s Base Salary ($900,000) for each of calendar years 2020 and 2021.

(5)    Providing that in light of the Retention Grant, Executive acknowledges that the Company is under no obligation to provide any additional Long-Term Incentive Award opportunity for the remaining Term or thereafter and that the Executive has no expectation of the grant of any such award.

ARTICLE II

MISCELLANEOUS

This Amendment is incorporated into and is a part of the Employment Agreement. Except to the extent modified by this Amendment, the Employment Agreement shall continue in full force and effect in accordance with its provisions.

This Amendment shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. This Amendment may be delivered through the means of email delivery of a portable document format (.pdf) file or similar transmission of the signed Amendment.

[Signatures to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the Effective Date.

MRC GLOBAL INC.

By:

Daniel J. Churay
Executive Vice President – Corporate Affairs, Chief Human Resources Officer, General Counsel & Corporate Secretary

Andrew R. Lane

[Signature Page to Third Amendment to Employment Agreement]